Valneva SE F-3

Exhibit 23.1

Deloitte & Associés 6 place de la Pyramide 92908 Paris-La Défense Cedex France Téléphone : + 33 (0) 1 40 88 28 00 www.deloitte.fr Adresse postale : TSA 20303 92030 La Défense Cedex

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F- 3 of our report dated March 17, 2026, relating to the financial statements of Valneva SE and the effectiveness of Valneva SE’s internal control over financial reporting, appearing in the Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Associés

Paris-La-Défense

France

June 4, 2026